EXHIBIT 2.1

FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (“Amendment”), dated as of May 7, 2012, is by and among Carrollton Bancorp (“Carrollton”), a Maryland corporation, Jefferson Bancorp, Inc. (“Jefferson”), a Delaware corporation, and Financial Services Partners Fund I, LLC, a Delaware limited liability company (each a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, the Parties entered into the Agreement and Plan of Merger dated as of April 8, 2012 (“Agreement”);

WHEREAS, the Parties desire to amend the Agreement on the terms and conditions set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

SECTION 1.                      Amendments.

(a)           The reference to “30 days” in Section 7.03(a) of the Agreement is hereby deleted and replaced with “60 days.”

(b)           The reference to “30 days” in Section 7.11(a) of the Agreement is hereby deleted and replaced with “60 days.”

(c)           Section 9.02(c) is hereby deleted and replaced in its entirety with the following:

“Continuing Liability.  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE IX, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.02(a), Section 9.02(b) and Section 10.01; and (ii) that termination will not relieve a breaching party from liability or damages for any breach of this Agreement giving rise to such termination (except that in the event that the Termination Fee is paid by Carrollton to Jefferson in accordance with Section 9.02(a) or by Jefferson to Carrollton in accordance with Section 9.02(b), the payment of such Termination Fee shall be the sole and exclusive remedy for breaches of this Agreement).”

SECTION 2.  Limited Effect. Except as amended hereby, the Agreement shall continue in full force and effect in accordance with its terms. Reference to this Amendment need not be made in the Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the  Agreement as amended hereby.

SECTION 3. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to constitute an original.  Signatures of the Parties transmitted by facsimile or .pdf shall be deemed to have the same effectiveness as if they are original signatures for all purposes.

SECTION 4. Capitalized Terms. Unless otherwise provided, capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this First Amendment to Agreement and Plan of Merger as of the date first above written.

CARROLLTON BANCORP

By: /s/ Robert A. Altieri
Name: Robert A. Altieri
Title: President and Chief Executive Officer

JEFFERSON BANCORP, INC.

By: /s/ Kevin B. Cashen
Name: Kevin B. Cashen
Title: President and Chief Executive Officer

FINANCIAL SERVICES PARTNERS FUND I, LLC
By: Hovde Acquisition I LLC,
its Managing Member

By: /s/ Richard J. Perry, Jr.
Name: Richard J. Perry, Jr.
Title: Managing Member

Signature Page to First Amendment to Agreement and Plan of Merger